AMENDMENT NUMBER ONE
Master Mortgage Loan Purchase and Servicing Agreement
dated as of June 1, 2006
by and between
FIFTH THIRD BANK
and
CITIGROUP GLOBAL MARKETS REALTY CORP.

This AMENDMENT NUMBER ONE is made this 12th day of December, 2006, by and between FIFTH THIRD BANK, having an address at 5001 Kingsley Drive, Cincinnati, Ohio 45263 (the “Seller”) and CITIGROUP GLOBAL MARKETS REALTY CORP. having an address at 390 Greenwich Street, 6th Floor, New York, New York 10013 (the “Purchaser”), to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of June 1, 2006, by and between the Purchaser and the Seller (the “Agreement”).

RECITALS

WHEREAS, the parties hereto desire to amend the Agreement subject to the terms and conditions of this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.  Amendment. Effective as of December 12, 2006, the Agreement is hereby amended as follows:

(a)  Section 7.02(lxvi) of the Agreement is hereby amended by (i) deleting the word “credit history” in the first sentence thereto and (ii) adding the word “solely” immediately following the language “did and does not rely” in the first sentence thereto.

(b)  Section 7.02(lxvii) of the Agreement is hereby amended by deleting the language “and other miscellaneous fees and charges that,” and replacing it with the language “and other miscellaneous fees and charges, which miscellaneous fees and charges”.

SECTION 2.  Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

SECTION 3.  Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby. This Amendment Number One shall apply to all Mortgage Loans subject to the Agreement notwithstanding that any such Mortgage Loans were purchased prior to the date of this Amendment Number One.

SECTION 4.  Governing Law. This Amendment Number One shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 or 5-1402 of the New York General Obligations Law).

SECTION 5.  Counterparts. This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. An executed counterpart signature page delivered by facsimile shall have the same binding effect as an original signature page.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

FIFTH THIRD BANK
(Seller)

By:	/s/ [Authorized Signatory]
Name:
Title:

CITIGROUP GLOBAL MARKETS REALTY CORP.
(Purchaser)

By:	/s/ [Authorized Signatory]
Name:
Title: